Exhibit 99.1

Addressing Recently Filed Litigation by Certain Music Publishers

As a platform powered by a community of creators, we are passionate about protecting intellectual property rights – from independent artists and songwriters, to music labels and publishers – and require all Roblox community members to abide by our Community Rules. We do not tolerate copyright infringement, which is why we use industry-leading, advanced filtering technology to detect and prohibit unauthorized recordings. We expeditiously respond to any valid Digital Millennium Copyright Act (DMCA) request by removing any infringing content and, in accordance with our stringent repeat infringer policy, taking action against anyone violating our rules.

We are surprised and disappointed by this lawsuit which represents a fundamental misunderstanding of how the Roblox platform operates, and will defend Roblox vigorously as we work to achieve a fair resolution.

We believe the Roblox metaverse provides a massive opportunity for the music industry, and have partnered with major labels and publishers to host successful music events, attended by millions of fans, for such artists as Ava Max, Lil Nas X, Why Don’t We, Royal Blood, and Zara Larsson. We are committed to continuing to partner with the music industry to unlock new, creative, and commercial opportunities for artists and songwriters through virtual merchandise, exclusive virtual concerts, Launch Parties, and more.

Contacts

Teresa Brewer

Roblox Corporate Communications

press@roblox.com

Anna Yen

Roblox Investor Relations

IR@roblox.com